EMPLOYMENT AGREEMENT

      This Employment Agreement (this "Agreement" or "Employment Agreement") is made as of April 1, 2003, by and between Digital Learning Institute, Inc., a Delaware Corporation (the Company"), and Umesh Patel("Executive").

                                  INTRODUCTION

      The Company desires to employ Executive, and Executive desires to accept such employment, under the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                            EMPLOYMENT, TERM; DUTIES

      1.1 Employment. Upon the terms and conditions hereinafter set forth, the Company hereby employs Executive, and Executive hereby accepts employment, as Vice-President of the Company. The Company shall take the necessary steps to cause Executive to be elected as a member of the Board of Directors of the Company as of the date of this Agreement, and shall nominate and use its best efforts to secure Executive's election to such Board of Directors for so long as the Company employs Executive.

      1.2 Term. Subject to Section 4.1, Executive's employment hereunder shall be for a term of two years commencing on the date hereof and expiring at the close of business on the day prior to the second anniversary of the date hereof (the "Initial Term"). The Initial Term shall be automatically extended for successive two-year terms (each such extension referred to as a "Renewal Term") unless either party gives the other party written notice of its or his desire to terminate, which notice of termination shall be given not less than three months prior to the expiration of the Initial Term or any Renewal Term, as the case may be. Neither Executive nor Company shall have any express or implied obligation to renew or extend this Agreement for any term or at all.

      1.3 Duties. During the Initial Term or any Renewal Term (sometimes collectively referred to as the "Term"), Executive shall perform such executive duties for the Company and/or any affiliate of the Company, consistent with his position hereunder, as may be assigned to him from time to time by the Board of Directors of the Company. Executive shall perform his duties principally at the office locations of the Company as such office locations exist as of the date of this Agreement, excepting only for ordinary and necessary business travel reasonably required in the performance of Executive's duties with the


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concurrence of Executive.  Executive shall devote his entire productive business time and attention to his duties on the Company's behalf except for sick leave, vacations and approved leaves of absence; provided, however, that nothing shall preclude Executive from (i) managing his personal investments and affairs, and
(ii) participating in civic and nonprofit activities, and (iii) participating as a member of the board of directors of any other corporation involving no conflict of interest with the interests of the Company and any affiliates of the Company, provided that, in each case, such activities do not individually or collectively interfere with or adversely affect the performance of his duties under this Agreement and, without limiting the generality of the foregoing, are subject to the limitations set forth in Article VI.

      1.4 Reporting. Executive shall report directly to the Chief Executive Officer of the Company.

      1.5 Exclusive Agreement. Executive represents and warrants to the Company that there are no agreements or arrangements, whether written or oral, in effect which would prevent Executive from rendering his exclusive services to the Company during the Term. Executive agrees not to make any unauthorized disclosure or use, on behalf of the Company, of any confidential information belonging to any of Executive's former employers. Executive represents that he is not in unauthorized possession or control of any materials containing confidential and proprietary or private information of a third party. Executive and the Company understand and acknowledge that Executive may and will use, in the course of his employment with the Company, information generally known and used by persons with training and experience comparable to Executive, and information which is common knowledge in the industry or is otherwise lawfully available in the public domain.

                                   ARTICLE II

                                  COMPENSATION

      2.1 Compensation. For all services rendered by Executive hereunder and all covenants and conditions undertaken by him pursuant to this Agreement, the Company shall pay, and Executive shall accept, as full compensation, the amounts set forth in this Article II.

      2.2 Base Salary. The base salary shall be an annual salary of not less than $240,000 ("Base Salary"), payable by the Company in twenty-four bi-monthly installments.

      2.3 Bonus.

            (a) Annual Incentive Awards. Executive shall participate in such annual incentive plan or plans as the Company shall maintain from time to time, and any successor plan, on terms and conditions that are appropriate to his positions and responsibilities at the Company, as may be determined by the Company's Board of Directors, and that are no less favorable than those applying to other senior-level executives in the internet educational industry. Such incentive compensation plan or plans shall provide for calculation and payment of incentive compensation based on objective measures of the performance of Executive and of the Company for the compensation year or years covered by the plan or plans, applying reasonably equivalent standards of performance to Executive for each year of the contract Term; shall be adopted by the Company in advance of the fiscal year or years for which Executive shall be eligible for incentive compensation payments under the plan or plans; and shall identify a


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performance  target or targets whose attainment shall entitle  Executive to 100%
of the target incentive compensation payment provided by the plan or plans. Such 100% target compensation payment shall be not less than $100,000 each year of the contract Term, and shall also provide measures entitling Executive to greater or lesser payments based on the performance of Executive and the Company. Such annual incentive plan shall provide a reasonable opportunity for Executive to consult with the compensation committee of the Board of Directors regarding the terms of the plan, the relationship of incentive payments to the Company's annual business plan, and any performance issues that affect the annual incentive plan payment received by Executive. Any annual incentive paid to Executive hereunder shall be in addition to the Base Salary and to any and all other benefits to which Executive is entitled as provided in this Agreement. Payment of annual incentive awards shall be made at the end of the fiscal year of the Company.

            (b) Discretionary Bonuses. In addition to the Base Salary and annual incentive awards, the Company may make discretionary bonus payments in cash or equivalent consideration to Executive, under such terms, conditions and the Company's Board of Directors in its sole discretion may establish.

      2.4 Deductions. The Company shall deduct from the compensation described in Sections 2.2 and 2.3 any federal, state or local withholding taxes, social security contributions and any other amounts which may be required to be deducted or withheld by the Company pursuant to any federal, state or local laws, rules or regulations.

      2.5 Disability Adjustment. Any compensation otherwise payable to Executive pursuant to Sections 2.2 and 2.3 in respect of any period during which Executive is disabled (as contemplated in section 4.3) shall be reduced by any amounts payable to Executive for loss of earnings or the like under any insurance plan or policy sponsored by the Company.

                                   ARTICLE III

                               BENEFITS, EXPENSES

      3.1 Benefits. During the Term, Executive shall be entitled to participate in such group life, health, accident, disability or hospitalization insurance plans, pension plans and retirement plans as the Company may make available to its other executive employees as a group, subject to the term and conditions of any such plans which shall be defined exclusively in written plan documents that shall be available for Executive's review on request. The Company shall have the right to amend, reduce or completely terminate any or all such plans by duly authorized action respecting all executive employees covered by such plans as a group.

      3.2 Expenses. The Company agrees that Executive is authorized to incur reasonable expenses in the performance of his duties hereunder and in promoting the business of the Company. The Company shall from time to time pay or reimburse Executive for the reasonable and necessary expenses incurred by Executive in connection with the performance of his duties hereunder if such expenses have been previously approved by the Company or if reimbursement is otherwise appropriate in accordance with the Company's established policies and if the Company receives such verification thereof as the Company may require in order to qualify such expenses as deductible business expenses. The Company agrees that Executive's reasonable business expenses, reimbursable to Executive


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or payable by the Company to Executive's  order,  at Executive's  sole option in each case, shall include without limitation (a) first class travel or, if first class is unavailable, highest available class of travel for international travel; (b) business class travel or, if business class is unavailable, highest available class of travel including first class for domestic travel; (c) actual out of pocket expenses for business entertainment at clubs; (d) cellular telephones and cellular telephone services selected by Executive, including at
Executive's   sole  option   Wildfire  or  equivalent   or  upgraded   telephone
communications management systems or services; and (e) reasonable and actual home office expenses including, without limitation, expenses of maintaining a DSL or equivalent line for Internet access.

      3.3  Vacation.  Executive  shall be deemed to have accrued a total of four
(4) work weeks of vacation effective upon the date of this Agreement, and shall accrue, on a daily basis, a total of four (4) work weeks of vacation per year following the date of this Agreement. If Executive's earned but unused vacation time reaches six (6) work weeks, Executive will not continue to accrue additional vacation time until he uses enough vacation to fall below this maximum amount. Thereafter, Executive will start earning vacation benefits again until the six (6)-work week maximum is again reached. Any accrued but unused vacation time will be paid to Executive on a pro rata basis at termination of employment.

      3.4 Liability Insurance. The Company shall furnish Executive for the remainder of his life (without reference to whether the Term of Employment continues in effect) with Directors' and Officers' or other liability insurance insuring Executive against all events insurable under applicable law arising from or relating to Executive's alleged acts or omissions pertaining in any way to Executive's employment which occur during the Term of Employment, such insurance to have policy limits aggregating not less than the policy limits the Company secures on its own behalf respecting such liability and otherwise to be in substantially the same form and to contain substantially the same terms, conditions and exceptions as the liability insurance policies provided for officers and directors of the Company in force from time to time, provided that such terms, conditions and exceptions shall not be, in the aggregate, materially less favorable to Executive than those in effect on the effective date of this Agreement.

      3.5 Indemnification. In any situation where under applicable law the Company has the power to indemnify (or advance expenses to) Executive in respect of any judgments, fines, settlements, loss, cost or expense (including attorneys' fees) of any nature related to or arising out of Executive's activities as an agent, employee, officer or director of the Company or in any other capacity on behalf of or at the request of the Company, the Company agrees that it shall, promptly on written request, indemnify (and advance expenses as incurred to) Executive to the fullest extent permitted by applicable law, including but not limited to making such findings and determinations and taking any and all such actions as the Company may, under applicable law, be permitted to have the discretion to take so as to effectuate such indemnification or advancement. Such agreement by the Company shall not be deemed to impair any other obligation of the Company respecting indemnification of Executive otherwise arising out of this or any other agreement or promise of the Company


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or under any  statute.  Expenses  advanced to  Executive  under this Section 3.5 shall be repaid by Executive on demand if and to the extent such advanced expenses are found not to be legally subject to indemnity by a competent tribunal. Expenses otherwise subject to lawful indemnification hereunder shall not be excluded from indemnification solely because they were incurred for public relations services, so long as such expenses were incurred respecting the assertion or publication of views consistent with the Company's position on the same or related or similar matters.

      3.6 Personal Guarantees. The Company acknowledges that the Executive has in the past and may in the future provided personal guarantees or pledged personal assets in order to accommodate the Company in obtaining financing to carry on its day to day operations as well as to meet Company's capital needs and in recognition such accommodation the Company agrees that it will ensure that all such guarantee obligations are discharged upon demand from Executive and in priority to any other obligations unless unlawful.

      3.7 Key Employee Insurance. The Company may secure in its own name or otherwise, and at its own expense, life, health, accident and other insurance covering Executive alone or with others during the Term, and Executive shall not have any right, title or interest in or to such insurance other than as expressly provided herein. In full or partial satisfaction of this Section 3.8, the Company may in its discretion, which discretion shall be reasonably exercised, elect to succeed as beneficiary to the beneficiary of key employee insurance currently covering Executive, provided that all necessary consents and approvals have been obtained and other conditions of such continued coverage have been fulfilled, for the duration of such policy's coverage period. Executive agrees to assist the Company in procuring such insurance by submitting to the usual and customary medical and other examinations to be conducted by such physicians as the Company or such insurance company may designate and by signing such applications and other written instruments as may be required by the insurance companies to which application is made for such insurance. Executive's failure to submit to such usual and customary medical and other examinations shall be deemed a material breach of this Agreement.

                                   ARTICLE IV

                         TERMINATION; DEATH; DISABILITY

      Executive shall be employed for the term of this agreement. Company may, however, terminate his employment at any time with or without cause or notice. The following provisions of this Article IV are intended by Executive and the Company to govern the rights of the parties in the event that termination employment occurs prior to the expiration of the term of this agreement.

      4.1 Termination of Employment With Cause.

            (a) In addition to any other remedies available to the Company at law, in equity or as set forth in this Agreement, the Company shall have the right to terminate Executive's employment at any time for Cause in accordance with this Section 4.1. For purposes of this Agreement, "Cause" shall mean:

                  (1) Executive is convicted of a felony involving moral turpitude;

                  (2) Executive commits an act of gross misconduct in connection with the performance of his duties;



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                  (3)  Executive   demonstrates   habitual   negligence  in  the
            performance of his duties;

                  (4) Executive commits an act of fraud, misappropriation of funds or embezzlement in connection with his employment hereunder.

            (b) No termination of Executive's employment by the company for Cause shall be effective unless the provisions of this Section 4.1(b) shall have been complied with. Executive shall be given written notice by the Company of the intention to terminate him for Cause, such notice (A) to state in detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based and (B) to be given no later than sixty (60) days after the Company first learns of such circumstances. Executive shall have thirty days after receiving such notice of proposed termination in which to cure such grounds, to the extent such cure is possible. If he fails to cure such grounds, Executive shall then be entitled to a hearing before the Board of Directors of the Company or duly designated Committee of such Board responsible for deciding whether the Company should terminate his employment for Cause. The Company shall convene such hearing within sixty days of such notice to Executive of proposed termination, providing Executive requests such hearing within thirty days of delivery of such notice to him. Executive shall make himself reasonably available for such hearing. Within thirty days following such hearing, the Company's Board of Directors (i) shall determine in good faith whether an adequate investigation of the grounds for employment termination has been made, whether substantial evidence of the factual basis for employment termination has been shown and whether Executive's employment should be terminated for Cause, and (ii) shall notify Executive of such determinations. If an adequate investigation has been made and substantial evidence of the factual grounds for employment termination has been shown and the Board has determined that Executive's employment should be terminated for Cause, and timely written notice of such determinations is given to Executive pursuant to the preceding sentence of this Section 4.1(b), Executive's employment with the Company shall thereupon be terminated (a "Termination With Cause."). Notwithstanding the foregoing, in the event of arbitration pursuant to Section 7.5, the arbitrator(s) shall independently determine the existence of one or more of the factors required to permit termination for cause, as set forth in Sections 4.1(a)(1)-(4).

            (c) Upon any Termination With Cause of Executive's employment, Executive shall be entitled to the following: The Company shall immediately pay all accrued but unpaid salary; and

                  (1) The Company shall pay  Executive  amount equal to one year salary based on Executive's annual salary at the time of termination with cause.

                  (2) The Company  shall  reimburse  Executive  for all expenses incurred in accordance with Section 3.2.

      4.2  Termination  of  Employment  Without  Cause Or By Executive  For Good
Reason.

            (a) During the Term, the Company may at any time, in its sole discretion, terminate the employment of Executive hereunder without cause by written notice to him.



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            (b) If the Company terminates the employment of Executive during the
Initial Term or any Renewal Term (the "Term") without Cause, or if Executive terminates his employment during the Term for Good Reason as defined below in
Section 4.2(c) of this Agreement, the Company shall pay Executive an amount equal to the sum of the following, subject to the condition that Executive execute without subsequent revocation a Separation Agreement and General and Special Release substantially in the form attached hereto as Exhibit A:

                  (1)  Any  Salary   accrued  but  unpaid  as  of  the  date  of
            termination;

                  (2) By way of severance,  an amount equal to  Executive's  two years Salary in effect on the date of termination, to be paid in a lump sum upon termination, and a sum equal to the Annual Incentive Award otherwise payable to Executive under Section 2.3(a) of this Agreement respecting the year of termination, calculated as Executive's guaranteed Award if payable respecting the first year of Executive's employment under this Agreement and as a 100% target incentive compensation payment if payable respecting any subsequent year under this Agreement. Such annual incentive compensation payment shall be payable as and when such amount would have been due and payable hereunder had such termination not occurred;

                  (3) Payment of bonuses and  incentive  awards as and when such amounts would have been due and payable for the Severance Period had such termination not occurred.

                  (4)  Reimbursement  for expenses  incurred in accordance  with
            Section 3.2; and

                  (5) Continuation of medical benefit  insurance for a period of eighteen (18) months following such termination. The Company shall use its best efforts to arrange for the continuation, through the Severance Period (twenty-four months), of such health and/or medical benefits or plans as are in effect as of the date of termination, if and only if permissible under such plans. If not so permissible, the Company shall pay to Executive an amount sufficient to enable Executive to arrange for substantially equivalent health and/or medical coverage during the twenty-four month period.

            Executive acknowledges that the payments and benefits referred to in this Section 4.2, together with any rights or benefits under any written plan or agreement not expressly referred to in this Section 4.2 which have vested on or prior to the termination date of Executive's employment under this Section 4.2, constitute the only payments to which Executive shall be entitled to receive from the Company hereunder in the event of any termination of his employment pursuant to this Section 4.2, and that except for such payments or benefits the Company shall have no further liability or obligation to him hereunder or otherwise in respect of his employment.

            (c) Termination With Good Reason. For purposes of this Agreement, Termination With Good Reason shall mean the Executive's resignation of employment with the Company within ninety (90) days following the occurrence of


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any  of  the  following  subsequent  to  the  date  of  this  Agreement  without
Executive's express written consent:

                  (1) The failure to elect or reelect  Executive  as a member of the Company's Board of Directors or maintain Executive in the position of Chief Executive Officer described in Section 1.1; the removal of him from any such position; or any material diminution in his duties or responsibilities in such positions (other than in connection with a termination of Executive's employment due to death, Disability, Termination With Cause or voluntary resignation other than for Good Reason as defined in this Section 4.2(c));

                  (2) The  assignment to Executive of duties that are materially inconsistent with, or that materially impair his ability to perform, the duties customarily assigned to an Executive holding the position[s] accepted by Executive on the date of this Agreement in a corporation of the size and nature of the Company; or a change in the reporting structure so that Executive reports to someone other than the Chairman of the Board or is subject to the direct or indirect authority or control of a person or entity other than the Chairman of the Board;

                  (3) The Company awards Executive an annual bonus in respect of any year that is less than 50% of the amount awarded him in respect of the prior year unless due to reduced performance by the Company or by Executive, applying reasonably equivalent standards with respect to both years;

                  (4) The  Company  fails to comply with the  provisions  hereof governing compensation and benefits to Executive or otherwise materially breaches any provision of this Agreement or any other agreement with Executive;

                  (5) Conduct by the Company  occurs that would cause  Executive to commit fraudulent acts or would expose Executive to criminal liability;

                  (6) The Company's  principal  office or Executive's own office as assigned to him by the Company is moved to a location more than 35 miles from Executive's own office as assigned to him by the Company on the date of this Agreement;

                  (7) The Company  fails to obtain the  assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 30 days after a merger, consolidation, sale or similar transaction.

                  (8) The  Company  fails to  discharge  its  obligations  under section 3.6 of this agreement.

      4.3. Death and Disability.

            (a) In the event that Executive dies or becomes Disabled (as defined herein), Executive's employment shall terminate when such death or Disability occurs and the Company shall pay Executive (or his legal representative, as the case may be) as follows:



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                  (1) Any salary  accrued  but unpaid as of the date of death or termination for Disability;

                  (2) An amount equivalent to Executive's monthly Base Salary in effect on the date of death or termination for disability for a twenty four (24) month period, to be paid in a lump sum upon death or disability;

                  (3) A pro rata  annual  incentive  award for the year in which
            Executive's death or termination for disability occurs, calculated based on a guaranteed award of $100,000 if payable respecting the first year of the Initial Term, or, if payable respecting any year thereafter, based on the 100% target award opportunity provided pursuant to Section 2.3 for such year, payable in any case in a single installment promptly following Executive's death or termination for disability; and

                  (4) Any reimbursement for expenses incurred in accordance with
            Section 3.2.

            (b) "Disabled" and "Disability" Defined. For the purposes of this Agreement, Executive shall be deemed to be "Disabled" or have a "Disability" if, because of Executive's physical or mental disability: (1) he has been substantially unable to perform his essential duties hereunder for twelve (12) work weeks in any twelve (12) -month period with reasonable accommodations by the Company, taking into account undue hardship to the Company from accommodations to Executive's disability, and (2) he has utilized any and all benefits available to him under state and federal laws. In the event of a disagreement concerning Executive's perceived Disability, Executive shall submit to such examinations as are deemed appropriate by three practicing physicians specializing in the area of Executive's Disability, one selected by Executive, one selected by the Company, and one selected by both such physicians. The Company and Executive shall have a reasonable opportunity to advise such physicians of Executive's essential duties, so that their determinations concerning Executive's perceived Disability can be made on an informed basis. The majority decision of such three physicians on whether Executive is disabled shall be final and binding on the parties. Nothing in this paragraph is intended to limit the Company's right to invoke the provisions of this paragraph with respect to any perceived Disability of Executive.

            (c)  Executive  acknowledges  that the payments  referred to in this
Section 4.3, together with any rights or benefits under any written plan or agreement which have vested on or prior to the termination date of Executive's employment under this Section 4.3, constitute the only payments to which Executive (or his legal representative, as the case may be) shall be entitled to receive from the Company hereunder in the event of a termination of his employment for death or Disability, and that except for such payments the Company shall have no further liability or obligation to him (or his legal representatives, as the came may be) hereunder or otherwise in respect of his employment.

      4.4 Continued Compliance. The amounts or benefits payable by the Company under Sections 4.2(b)(2), 4.2(b)(3) and 4.2(b)(4) are subject to Executive's continued compliance with the provisions of Article VI below. If Executive


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violates the  provisions of Article VI, then the Company will have no obligation to make any of the payments that remain payable by the Company under Sections 4.2(b)(2), 4.2(b)(3), or 4.2(b)(4) on or after the date of such violation.

      4.5 Voluntary Termination. A termination of employment by Executive on his own initiative, other than a termination due to death or Disability or for Good Reason, shall have the same consequences as provided in Section 4.1 for a Termination With Cause.

      4.6 Announcements and Statements In Event Of Termination. The Company and Executive shall make no press or public announcement or statement of the basis of Executive's employment termination during Executive's life except as agreed.

      4.7 Designated Beneficiary. In the event of the death of Executive while in the employ of the Company, or at any time thereafter during which amounts remain payable to Executive under this Section 4, such payments shall thereafter be made to such person or persons as Executive may specifically designate (successively or contingently) to receive payments under this Agreement following Executive's death by filing a written beneficiary designation with the Company during Executive's lifetime. Such beneficiary designation shall be in such form as may be reasonably prescribed by the Company and may be amended from time to time or may be revoked by Executive pursuant to written instruments filed with the Company during his lifetime. Beneficiaries designated by Executive may be any natural or legal person or persons, including a fiduciary, such as a trustee of a trust, or the legal representative of an estate. Unless otherwise provided by the beneficiary designation filed by Executive, if all of the persons so designated die before Executive on the occurrence of a contingency not contemplated in such beneficiary designation, or if Executive shall have failed to provide such beneficiary designation, then the amount payable under this Agreement shall be paid to Executive's estate.

      4.8 Other Termination Benefits. To the extent not otherwise provided in this Agreement, and in addition to other benefits and payments expressly provided to Executive in the event of employment termination in this Agreement or otherwise, Executive or his estate shall be entitled to the following in the event of any of the foregoing employment terminations in this Article IV:

            (a) The balance of any incentive awards or bonuses, including awards due for performance periods which have been completed, which have been earned but have not yet been paid;

            (b) Any amounts due under Articles II and III of this Agreement; and

            (c) A lump sum payment of the monetary amount of accrued but unused vacation days at Executive's Base Salary rate in effect on the date of his termination.

                                    ARTICLE V

                                CHANGE OF CONTROL

      5.1 Vesting. Upon any Change of Control, all amounts, entitlements and benefits in which Executive is not yet vested shall continue to become fully vested and non-forfeitable on the dates and pursuant to the other terms provided as conditions provided for such amounts, entitlements and benefits prior to such Change of Control.

      5.2 Employment Termination Following Change of Control. If, during the lesser of (a) twenty-four (24) months or (b) the remainder of the Term of this Agreement, in either case following a Change of Control, Executive's employment is terminated without Cause, or is terminated by Executive for Good Reason, Executive (or Executive's beneficiary designated pursuant to this Agreement, if Executive is deceased at the time of payment) shall receive (i) a payment in a lump sum equal to Executive's Base Salary under Section 2.2 and Annual Incentive Award under Section 2.3(a) for two years, such annual incentive payment to be calculated as two (2) times the guaranteed or 100% target annual incentive compensation payment respecting the year of employment termination, as the case may be and (ii) all other payments and benefits (other than Base Salary) to which Executive would have been entitled had his employment been terminated by the Company without Cause or by Executive for Good Reason under Section 4.2 above, as well as any other or additional payments and benefits to which he may be entitled under the circumstances. In the event that the termination of the Executive's employment is for one of the reasons set forth above in this Section
5.2 and the aggregate of all payments or benefits made or provided to the Executive under this Section 5.2 and under all other plans and programs of the Company (the "Aggregate Payment") is determined to constitute a Parachute Payment, as such term is defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), notwithstanding any other provision of this Agreement to the contrary the aggregate amount of payments or benefits paid by the Company to the Executive pursuant to this Agreement shall be reduced to the maximum amount (if any) that can be so provided without any portion of the Aggregate Payment being subject to any excise tax imposed by Section 4999 of the Code ("Excise Tax"). The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to the Executive and the time of payment pursuant to this Section 5.2 shall be made by an independent auditor (the "Auditor") jointly selected by the Company and the Executive and paid by the Company. The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any Affiliate thereof. If the Executive and the Company cannot agree on the firm to serve as the Auditor, then the Executive and Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor.

      5.3 Change of Control Defined. For the purposes of this Article V, Change of Control shall mean the occurrence of one or more of the following events after the date of this Agreement (or, with respect to clauses (c) and (d), after such time as the Company has become a Reporting Company (as defined below)):

            (a) A sale of all or substantially all of the property or assets of the Company; or

            (b) A merger, consolidation, reorganization or other business combination (a "business combination") to which the Company is a party ("such party"), whether or not such business combination results in outstanding voting securities of such party being exchanged for or converted into cash, property and/or securities not issued by such party, provided that the outstanding voting securities of such entity immediately prior to such business combination represent less than 50% of the voting power of such entity immediately following such business combination; or

            (c) After such time as the Company has become subject to the public reporting obligations of the Securities Exchange Act of 1934, as amended (a "Reporting Company"), an acquisition by another person of voting stock of the Company (other than an acquisition by a person that held voting stock of the Company immediately prior to the time it became a Reporting Company) if such person shall thereafter be the beneficial owner of 40% or more of such outstanding voting stock; or

            (d) After such time as the Company has become a Reporting Company, any change in a majority of the board of directors of the Company occurring within a period of two years or less, such that a majority of the board of directors is comprised of individuals who are not "Continuing Directors."

For purposes of the foregoing, a "Continuing Director" shall be a director (i) who was in office at the time the Company became a Reporting Company or (ii) was elected subsequent to the time the Company became a Reporting Company with the approval of not less than a majority of those directors referred to in clause
(i) who are then in office.  Any director meeting the  qualifications  of clause
(ii) of the previous sentence shall, with respect to further determinations after the date of such director's initial election, be deemed to be a director meeting the qualifications of clause (i) of the previous sentence. As used herein, the term "person" shall have the meaning of such term under Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"); and the term "beneficial owner" shall have the meaning set forth in Rule 13d-3 under the Act.

      5.4 Trust. No later than the occurrence of a Change of Control, the Company shall fund its obligations to provide payments and benefits under this Agreement by the establishment of a trust to which it shall contribute an amount sufficient to meet such obligations. The establishment and funding of such trust shall not affect the obligations of the Company to provide such payments and benefits. The trust described in this Section 5.4 shall be an irrevocable trust established for the benefit of Executive.

                                   ARTICLE VI

              OWNERSHIP OF PROCEEDS OF EMPLOYMENT; NON-DISCLOSURE;
                                 NON-COMPETITION

      6.1 Ownership of Proceeds of Employment. The Company shall be the sole and exclusive owner throughout the universe in perpetuity of all of the results and proceeds of Executive's services, work and/or during the Term in connection with Executive's employment by the Company, free and clear of any and all claims, liens or encumbrances. All results and proceeds of Executive's services, work and labor during the Term shall be deemed to be works-made-for-hire for the Company within the meaning of the copyright laws of the United States and the Company shall be deemed to be the sole author thereof in all territories and for all purposes.

      6.2 Non-Disclosure of Confidential Information. As used herein, "Confidential Information" means any and all information affecting or relating to the business of the Company and its Affiliates, including without limitation, financial data, customer lists and data, licensing arrangements, business strategies, pricing information, product development, intellectual, artistic, literary, dramatic or musical rights, works, or other materials of any kind or nature (whether or not entitled to protection under applicable copyright laws, or reduced to or embodied in any medium or tangible form), including without limitation, all copyrights, patents, trademarks, service marks, trade secrets, contract rights, titles, themes, stories, treatments, ideas, concepts, technologies, art work, logos, hardware, software, and may be embodied in any and all computer programs, tapes, diskettes, disks, mailing lists, lists of actual or prospective customers and/or suppliers, notebooks, documents, memoranda, reports, files, correspondence, charts, lists and all other written, printed or otherwise recorded material of any kind whatsoever and any other information, whether or not reduced to writing, including "know-how", ideas, concepts, research, processes, and plans. "Confidential Information" does not include information that is in the public domain, information that is generally known in the trade, or information that Executive can show was acquired prior to the execution of this agreement, and if acquired after execution of this agreement, wholly independently of his employment with the Company. Executive shall not, at any time during the Term or thereafter, directly or indirectly, disclose or furnish to any other person, firm or corporation any Confidential Information, except in the course of the proper performance of his duties hereunder or as required by law (in which event Executive shall give prior written notice to Company and shall cooperate with Company and Company's counsel in complying with such legal requirements). Promptly upon the expiration or termination of Executive's employment hereunder for any reason or whenever the Company so requests, Executive shall surrender to the Company all documents, drawings, work papers, lists, memoranda, records and other data (including all copies) constituting or pertaining in any way to any of the Confidential Information.

      6.3 Non-Competition. Executive shall not, for so long as he shall be actively employed by the Company under this Agreement, directly or indirectly:
(a) compete with the Company; or (b) be financially interested in, employed by, engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any Competing Entity which conducts its business within the Territory (as such terms are hereinafter defined); provided, however, that notwithstanding the foregoing, Executive may make solely passive investments in any competing entity the common stock of which is "publicly held," and of which Executive shall not own or control, directly or indirectly, in the aggregate securities which constitute more than one (1%) percent of the voting rights or equity ownership of such Competing Entity; or (c) solicit or divert any business or any customer or employee from the Company or assist any person, firm or corporation in doing so or attempting to do so; or (d) cause or seek to cause any person, firm or corporation to refrain from dealing or being or becoming employed by or doing business with the Company or assist any person, firm or corporation in doing so or attempting to do so.

      For purposes of this Section 6.3; (a) the phrase "compete with the Company" shall mean to engage in any business activity that involves the operation, management, consulting or development of any schools, universities or other educational activity in which the Company is then engaged and specifically does not encompass the development, marketing and servicing of computer software and hardware; and (b) the phrase "Competing Entity" shall mean any entity that engages in any business activity that involves the operation, management, consulting or development of any schools, universities or other educational activity in which the Company is then engaged and specifically does not encompass the development, marketing and servicing of computer software, hardware and related products; and (c) the term "Territory" shall mean any geographic area in which the Company conducts business during such period.

      6.4 Non-Solicitation. Unless Executive's employment is terminated by the Company without cause or by Executive for Good Reason, Executive shall not, for a period of one (1) year from the date of any termination or expiration of his employment hereunder, directly or indirectly: (a) solicit for hire, or attempt to solicit for hire, any employee of the Company, or assist any person, firm or corporation in doing so or attempting to do so, or (b) plan for, acquire any financial interest in or perform any services for himself or any other entity in connection with a business in which Executive's interest, duties or activities would inherently require Executive to reveal any Confidential Information; or
(c) solicit or cause to be solicited the disclosure of or disclose any Confidential Information for any purpose whatsoever or for any other party.

      6.5 Breach of Provisions. In addition to and without limiting or waiving any other remedies available in arbitration or at law or in equity, the Company or Executive shall be entitled to any otherwise available immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any breach or threatened breach of obligations respecting Confidential Information under the provisions of this Article VI.

      6.6 Reasonable Restrictions. The parties acknowledge that the foregoing restrictions, the duration and the territorial scope thereof as set forth in this Article VI, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

      6.7 Definition. For purposes of this Article VI, the term "Company" shall be deemed any subsidiary of, affiliate of, predecessor to, or successor of the Company.

      6.8 Proprietary Information Agreement. Executive shall accept and execute the Company's Proprietary Information Agreement, a copy of which is attached hereto as Exhibit B. Executive agrees to comply with such Proprietary Information Agreement to the extent such Agreement is not inconsistent with the terms and conditions of this Employment Agreement. Executive acknowledges and agrees that the terms and conditions of this Employment Agreement shall prevail in the event of any inconsistency with such Proprietary Information Agreement.

                                   ARTICLE VII

                                  MISCELLANEOUS

      7.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributees, successor and assigns; provided that the rights and obligations of Executive hereunder shall not be assignable by him.

      7.2 Notices. Any notice provided for herein shall be in writing and shall be deemed to have been given or made when personally delivered or three (3) days following deposit for mailing by first class registered or certified mail, return receipt requested, or if delivered by facsimile transmission, upon confirmation of receipt of the transmission, to the address of the other party set forth below or to such other address as may be specified by notice given in accordance with this Section 7.2:

            (a) If to the Company

                19950 Mariner Avenue

                Torrance, CA 90503

                Or at the company's Corporate Head Quarters

            (b) If to Executive:

                At  the  home  address   designated  on  the  Company   records.

      7.3 Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

      7.4 Confidentiality. The parties hereto agree that they will not, during the term or thereafter, disclose to any other person or entity not employed by the Company or affiliate under a written employment agreement the terms or conditions of this Agreement (excluding the financial terms hereof) without the prior written consent of the other party or as required by law, regulatory authority or as necessary for either party to obtain personal loans or financing. Approval of the Company and of Executive shall be required with respect to any press releases regarding this Agreement and the activities of Executive contemplated hereunder.

      7.5 Arbitration. Any controversy, claim or dispute arising out of or in any way relating to this Agreement, the alleged breach thereof, and/or Executive's employment with the Company or termination there from, including without limitation, any and all claims for employment discrimination or harassment, shall be determined by final and binding arbitration administered by The American Arbitration Association (AAA) at Los Angeles, California in accordance with the AAA Arbitration Rules and Procedures for Employment Disputes ("Rules") which are in effect at the time of the arbitration or the demand therefore. The Rules are hereby incorporated by reference. In the event of any arbitration proceeding, a single neutral arbitrator shall be appointed by the AAA. California Code of Civil Procedure ss. 1283.05, which provides for certain discovery rights, shall apply to any such arbitration, and said code section, is also hereby incorporated herein by reference. In reaching a decision, the arbitrator shall have no authority to change, extend, modify or suspend any of the terms of this Agreement. The arbitration shall be commenced and heard in Los Angeles County, California. The arbitrator shall apply the substantive law of

California. As applicable to the claim(s) asserted, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall render an award and a written, reasoned opinion in support thereof, stating all findings of fact and conclusions of law. Judgment on the award may be entered in any court of competent jurisdiction, even if a party who received notice under the Rules fails to appear at the arbitration hearing(s). The parties may seek, from a court of competent jurisdiction, provisional remedies or injunctive relief in support of their respective rights and remedies hereunder without waiving any right to arbitration. However, the merits of any action that involves such provisional remedies or injunctive relief, including, without limitation, any action seeking such relief for alleged violations of
Article VI of this Agreement and further including the terms of any permanent injunction, shall be determined by arbitration under this paragraph. The parties will pay the arbitrator's fees, divided evenly between them, except employer shall advance and pay any arbitrator's fees in excess of $10,000. The arbitrator shall have full authority to award all costs of the arbitration (excluding attorney fees) fees to either party in a manner consistent with applicable law.

      7.6 Waiver. No waiver by a party hereto of a breach or default hereunder by the other party shall be considered valid unless in writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

      7.7 Controlling Nature of Agreement. To the extent any terms of this Agreement are inconsistent with the terms or provisions of the Company's Employee Manual or any other personnel policy statements or documents, the terms of this Agreement shall control. To the extent that any terms and conditions of Executive's employment are not covered in this Agreement, the terms and conditions set forth in the Employee Manual or any similar document shall control such terms.

      7.8 Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements or understanding between the Company and Executive, whether written or oral, fully or partially performed relating to any or all matters covered by and contained or otherwise dealt with in this Agreement. This Agreement does not constitute a commitment of the Company with regard to Executive's employment, express or implied, other than to the extent expressly provided for herein. Executive enters into this Agreement voluntarily and without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained in this Agreement.

      7.9 Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid unless in writing and signed by Executive and a duly authorized Officer of the Company stating an intention to modify, change or amend this Agreement.

      7.10 Authority. The parties each represent and warrant that they have the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof, and evidence of such power, authorization and right shall be available for inspection on request.

      7.11 Applicable Law. This Agreement, and all of the rights and obligations of the parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of California without giving effect to principles relating to conflicts of law. This Agreement shall be construed according to its fair meaning and not for or against any party.

      7.12 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. No rights or obligations of the Company ("such entity") under this Agreement may be assigned or transferred by such entity except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which such entity is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of such entity, provided that (a) the assignee or transferee is the successor to all or substantially all of the assets of such entity, (b) such assignee or transferee assumes the liabilities, obligations and duties of such entity, as contained in this Agreement, either contractually or as a matter of law, and (c) immediately following such transaction, the consolidated net worth of the assignee or transferee is not less than the net worth of such entity immediately prior to such transaction, both as measured under generally accepted accounting principles consistently applied. The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the assignor or transferor entity hereunder. Except as expressly provided herein, Executive may not sell, transfer, assign, or pledge any of his rights or obligations pursuant to this Agreement.

      7.13 Executive's Rights. Any rights of Executive hereunder shall be in addition to any rights Executive may otherwise have under written benefit plans or agreements of the Company to which he is a party or in which he is a participant, including, but not limited to, any Company sponsored written employee benefit plans, stock option plans, grants and agreements. Provisions of this Agreement shall not in any way abrogate Executive's rights under such other plans and agreements.

      7.14 Survival of Rights and Obligations. The respective rights and obligations of the parties hereunder shall survive any termination of
Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

      7.15 Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

      7.16 Counterparts. Thus Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                     DIGITAL LEARNING INSTITUTE, INC.


                                     By: ______________________________

                                           Aurangzeb Bhatti, President

                                     EXECUTIVE

                                     By: ____________________________________


                                           UMESH PATEL